Exhibit 99.1

FOR IMMEDIATE RELEASE

February 8, 2007

Walter T. Kaczmarek	John J. Hounslow
President and Chief Executive Officer	Chairman
Heritage Commerce Corp	Diablo Valley Bank
(408) 947-6900	(925) 314-2801

HERITAGE COMMERCE CORP TO ACQUIRE DIABLO VALLEY BANK
FOR $70 MILLION

SAN JOSE and DANVILLE, California — Heritage Commerce Corp (NASDAQ: HTBK) and Diablo Valley Bank, (OTC BB: DBVB) today announced the signing of a definitive agreement by which Diablo Valley Bank will be merged into Heritage Bank of Commerce in a cash-and-stock transaction valued at approximately $70 million.  The merger will expand Heritage’s branch network, add strong commercial lending capabilities to the bank’s Diablo Valley operations and bring total assets for the combined entities to $1.3 billion.  A conference call and investor presentation regarding the merger will be held tomorrow at 8:30 a.m. PST.

The boards of both companies unanimously approved the transaction, which is subject to approval by Diablo Valley Bank’s shareholders, as well as regulators and other customary conditions of closing.  The parties expect the transaction to close in the second or third qurter of 2007.

“We are delighted to be joining forces with the Diablo Valley team, which has established a phenomenal organization in a very short time period.  In addition to being one of the fastest growing banks in the region, they achieved profitability within the second year of opening their doors.  This strategic transaction brings a premier California franchise with a strong business culture and a respected team of local bankers to our organization.  It also enhances our position in the affluent East Bay communities of Danville and Pleasanton, which have exceptional demographics for attracting deposits and a very strong entrepreneurial business community,” said Walter Kaczmarek, President and Chief Executive Officer of Heritage Commerce Corp.

Founded in October 2003, Diablo Valley Bank is one of the fastest growing community banks in the region with $249 million in assets, $199 million in loans, $224 million in deposits and shareholders’ equity of $24 million at December 31, 2006.  With branches in Pleasanton and Danville, the bank is dedicated to serving the banking and financing needs of successful entrepreneurs, their families, business ventures and real estate investments.

“We expect the transition to be seamless to our customers, who will continue to receive the same level of exceptional service that they have received in the past three years with the added benefit of new products and services and higher lending limits,” said John Hounslow, Chairman of the Board of Directors of Diablo Valley Bank.  “We view Heritage as one of the premier banking organizations in this region, and as one of the largest SBA lenders in the state, it significantly expands our lending capabilities for small businesses in our communities.  We believe all our stakeholders — customers, employees, shareholders and community members — will benefit from this merger.  Our commitment to preserving our community bank atmosphere and high quality service will be unchanged, and our employees will have greater opportunities for growth and advancement.”

The transaction is expected to be accretive to Heritage’s earnings per share in 2008.

The terms of the transaction call for Heritage to pay 1,732,298 of Heritage Commerce common shares and an aggregate amount of $15.0 million in cash for all common shares of Diablo currently outstanding.  Diablo common shareholders may elect to receive cash or stock , subject to certain pro-ration procedures.  The per share consideration will be calculated based on Heritage’s average share price over a 20 day period ending 5 days prior to the effective time of the merger (the “Heritage Closing Price”).  Based on the closing price of Heritage of $27.25 on February 8, 2007, the per share consideration would be $24.87.  The per share consideration will float within a band of $23.00 to $25.00 if the Heritage Closing Price is between $24.55 and $27.44. If the Heritage Closing Price is above $27.44, the per share consideration will be increased to reflect one third of the increase in value of Heritage stock issued above $27.44. If the Heritage Closing Price is below $24.55 the aggregate amount of cash paid in the transaction will be increased sufficiently to maintain the per share consideration at $23.00. Heritage has the right to terminate the transaction if the Heritage Closing Price is less than $23.50.  All the Diablo options outstanding at the effective time will be cashed out.  Diablo will redeem its outstanding preferred stock in full at $32 per share prior to closing (approximately $6.5 million).

Heritage Commerce Corp used RBC Capital Markets as its financial adviser, and Buchalter Nemer served as legal counsel.  Howe Barnes Hoefer & Arnett acted as financial adviser for Diablo Valley Bank, while Bingham McCutchen LLP provided legal counsel.

Conference Call

The Company will host a conference call tomorrow Friday, February 9, 2007, 8:30 a.m.PST (11:30 a.m. EST), to discuss the acquisition.  The conference call can be accessed live by telephone at 303-262-2211.  To access the slideshow presentation and to listen to the call online, go to the Company’s website at www.heritagecommercecorp.com.  An archived recording of the call can be accessed by dialing 303-590-3000, passcode 11083917# until Friday, February 16, 2007 or via the Internet at www.heritagecommercecorp.com.

About Heritage Commerce Corp

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with 9 full-service branches in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and Los Altos. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the fourth largest SBA lender in Northern California and fourteenth in the State of California, with Loan Production Offices in San Jose, Chico, Fremont, Fresno, Jackson, Elk Grove, Santa Cruz and Watsonville, California.

About Diablo Valley Bank

Diablo Valley Bank is the East Bay’s independent commercial bank dedicated to serving the banking and financing needs of successful entrepreneurs, their families, business ventures and real estate investments. The Bank has professional bankers strategically positioned at offices in Danville and Pleasanton and offers additional depository access with internet-based cash management products, its courier service and correspondent relationships with money center banks.

Additional Information About This Transaction:

Heritage Commerce Corp will file a proxy statement/prospectus and other relevant documents concerning the Merger with the United States Securities and Exchange Commission (SEC). We urge investors to read the proxy statement/prospectus when it becomes available and any other documents to be filed with the SEC in connection with the Merger or incorporated by reference in the proxy statement/prospectus, because they will contain important information.  Investors will be able to obtain Heritage Commerce Corp documents free of charge at the SEC’s website (www.sec.gov).

Forward-Looking Statements Disclaimer

Discussions contained or incorporated by reference in this filing or the exhibits that are not statements of historical fact are forward-looking statements that involve risks and uncertainties including, with out limitation, (i) statements relating to the benefits of the proposed merger of Heritage Bank of Commerce and Diablo Valley Bank (the “Merger”), including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger, (ii) statements regarding certain Heritage Bank of Commerce  and Diablo Valley Bank goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (iii) statements preceded by, followed by or that include the words “may, “could”, should, “would”, believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, or similar expressions. These statements are based on current beliefs and expectations of the management of Heritage Commerce Corp and/or Diablo Valley Bank and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the Merger on the proposed terms and schedule; the failure of the Diablo Valley Bank shareholders to approve the transaction; the risk that the business of Diablo Valley Bank will not be integrated successfully or will be more difficult, time-consuming or costly than expected; deposit attrition and other disruption from the Merger making it more difficult to maintain relationships with customers, employees or suppliers; the risk that synergies from the Merger may not be fully realized or may take longer to realize than expected;  competition and its effect on pricing, spending, third-party relationships and revenues; the strength of the United States Economy in general,competition in the financial services market for both deposits and loans as well as regional and general economic conditions; and Heritage’s ability to successfully complete consolidation and conversion activities, incorporate acquisitions into its operations, retain key employees, increase its customer base, achieve cost savings and successfully generate commercial, consumer and real estate loans.  Additional factors that may affect future results are contained in Heritage’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov, including in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2005, under the heading “Risk Factors.”  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.   All subsequent written and oral forward-looking statements concerning the proposed Merger or other matters attributable to Heritage Commerce Corp, Heritage Bank of Commerce or Diablo Valley Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Heritage undertakes no responsibility to update or publicly revise any forward-looking statements to reflect subsequent events or circumstances.